(h)(9)(b)

       NINTH AMENDMENT TO THE TRANSFER AGENCY AGREEMENT

     AGREEMENT made by and between State Street Bank and Trust Company (the "Transfer Agent") and Sanford C. Bernstein Fund, Inc. (the "Fund").

     WHEREAS, the Transfer Agent and the Fund are parties to a Transfer Agency Agreement dated October 12, 1988, as amended to date (the "Transfer Agency Agreement");

     WHEREAS, effective on or about February 26, 2003, the current shares of the Short Duration Plus Portfolio (the "Portfolio") will be redesignated as the Short Duration Plus Class; and

     WHEREAS, the Transfer Agent and the Fund desire to amend the Transfer Agency Agreement to clarify that, with respect to the Portfolio, the Transfer Agency Agreement applies only to the Short Duration Plus Class of the Portfolio;

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Transfer Agent and the Fund hereby agree as follows:

     In accordance with Paragraph 10 of the Transfer Agency Agreement, with respect to the Portfolio, the Transfer Agency Agreement applies only to the Short Duration Plus Class of the Portfolio.


     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the __ day of ________, 2003.


                                            SANFORD C. BERNSTEIN FUND, INC.

                                            By: ___________________________
                                                     Edmund P. Bergan, Jr.



                                            STATE STREET BANK AND TRUST COMPANY

                                            By: _____________________________
                                                     Jay Hooley